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[DART GROUP NEWS RELEASE LETTERHEAD]



Contact:         Stanley Rubenstein
                 212-297-6108




         Landover, MD, December 19, 1994 ... Dart Group Corporation (NASDAQ:
DARTA) has announced, with regret, the unexpected death of H. Ridgely Bullock, Chairman of the Company's Executive Committee. Mr. Bullock also was a member of the boards of Crown Books Corporation (NASDAQ: CRWN) and Trak Auto Corporation (NASDAQ: TRKA).

         Mr. Bullock was elected to the Dart Group Board of Directors in December of 1993. He became Chairman of the Executive Committee in September of this year, when the four outside directors formed the committee to conduct the affairs of the company regarding all matters that are subject to dispute between Herbert and Ronald Haft, two senior officers. The Executive Committee will continue with three outside directors comprising its membership.

         Mr. Bullock enjoyed a long, distinguished and diversified business career. He was formerly Chairman and Chief Executive Officer of two public corporations: Bank of New England Corporation and UniDynamics Corporation, both listed on the New York Stock Exchange. Most recently, in addition to his duties at Dart, he served as President of Montchanin Management Corporation, a private investment bank, and President and Director of Michel Vineyard, Inc. (Domaine and Michel wines). He also served as a Director and Trustee of various business, education and charitable organizations, including Colby College, of which he has been a Trustee, the Boys Club of America, formerly as a National Director. Mr. Bullock graduated from Colby College, with honors, and the University of Virginia Law School, where he was a member of the Law Review.